SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR

15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  November 5, 2003

NATIONAL EQUIPMENT SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware

1-14163

36-4087016

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8770 W. Bryn Mawr 4th Floor Chicago, IL

60631

(Zip Code)

Registrant’s telephone number, including area code:  (773) 695-3999

Item 5. Other Events

Following are the results of operations for National Equipment Services, Inc. for the second quarter ended June 30, 2003 and third quarter ended September 30, 2003.

Revenues Lower due to Continued Rate Pressure

For the second and third quarters of 2003, total revenues were $150.6 million and $152.7 million, respectively, down 6.8% and 10.9% compared with the same periods in 2002.  This decline was largely attributable to continued pressure on rental rates throughout the industry.  In the second and third quarters, rental revenues were $126.7 million and $131.9 million, down 4.3% and 5.5% from the respective periods in the previous year.

Total revenues for the first two quarters of 2003 were $280.2 million compared with $300.1 million at the same time in 2002.  Rental revenues were $233.3 million in 2003 versus $248.1 million a year ago.  Total revenues for the first three quarters of 2003 were $432.9 million compared with $471.6 million during the same period in 2002.  Rental revenues were $365.2 million in 2003 and $387.7 million a year ago.

Operating Income Down from 2002 Levels

Operating income for the second and third quarters of 2003 were $1.3 million and $7.3 million, respectively.  Operating income for the same periods in 2002 were $12.9 million and $7.8 million.  The net loss from continuing operations was $18.2 million for the second quarter and $1.6 million for the third quarter, both down from the year-ago period.

Year-to-date operating income totaled $(5.8) million at June 30, 2003 and $1.5 million at September 30, 2003.  Operating income for the comparable year-to-date periods in 2002 were $14.3 million and $22.1 million, respectively.

Cash Flow Remains Strong

EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $30.4 million and $35.2 million for the second and third quarters of 2003.  EBITDA for the same periods in 2002 totaled $44.2 million and $40.0 million, respectively.  $3.3 million and $3.8 million of restructuring-related expenses were included in the second and third quarter results of 2003.  Year-to-date totals for the respective quarters in 2003 were $51.6 million and $86.8 million.  The Company continued its modest capital spending program.  Capital expenditures on fleet totaled $10.9 million and $8.3 million in the second and third quarters of 2003.  Year-to-date capital expenditures on fleet totaled $15.0 million and $23.3 million at June 30, 2003 and September 30, 2003, respectively.

Quarterly Reports on Form 10-Q

Subsequent to the Company’s Chapter 11 filing on June 27, 2003, NES has been in discussions with its auditors regarding their continued retention, including discussions regarding unpaid fees for pre-petition services.  These discussions have delayed the Company’s filing of its Quarterly Reports on Form 10-Q for the periods ended June 30, 2003 and September 30, 2003.  NES is also in discussions with a new firm to replace its existing auditors.  NES intends to file these Quarterly Reports on Form 10-Q promptly following the resolution of these discussions.

NATIONAL EQUIPMENT SERVICES, INC.

Consolidated Statements of Operations (unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	6/30/03	6/30/02	6/30/03	6/30/02
Revenues
Rental and service revenues	$126,692	$132,348	$233,304	$248,108
New equipment sales	9,722	11,633	18,512	21,095
Rental equipment sales	9,125	10,537	17,470	17,045
Other revenues	5,052	7,131	10,923	13,851
Total revenues	150,591	161,649	280,209	300,099
Cost of revenues
Rental equipment depreciation	27,308	28,539	53,554	56,085
Cost of rental and service revenues	63,893	62,690	118,785	119,859
Cost of new equipment sales	8,407	9,294	15,881	16,638
Cost of rental equipment sales	6,578	6,345	12,015	11,005
Other operating expenses	5,471	6,988	11,123	13,695
Total cost of revenues	111,657	113,856	211,358	217,282

Gross profit	38,934	47,793	68,851	82,817

Selling, general and administrative expenses	36,119	32,425	71,192	63,650
Non-rental depreciation and amortization	1,519	2,447	3,452	4,886

Operating income	1,296	12,921	(5,793)	14,281

Other income, net	277	333	399	779
Interest expense, net	19,820	17,543	42,467	34,227

Loss from continuing operations before tax	(18,247)	(4,289)	(47,861)	(19,167)

Income tax expense	—	—	—	—

Net loss from continuing operations	$(18,247)	$(4,289)	$(47,861)	$(19,167)

	Three Months Ended		Nine Months Ended
	9/30/03	9/30/02	9/30/03	9/30/02
Revenues
Rental and service revenues	$131,881	$139,588	$365,185	$387,696
New equipment sales	8,146	11,062	26,658	32,157
Rental equipment sales	7,451	13,759	24,921	30,804
Other revenues	5,245	7,043	16,168	20,894
Total revenues	152,723	171,452	432,932	471,551
Cost of revenues
Rental equipment depreciation	26,207	29,576	79,761	85,661
Cost of rental and service revenues	64,080	68,283	182,865	188,142
Cost of new equipment sales	6,570	9,519	22,451	26,157
Cost of rental equipment sales	6,293	11,997	18,308	23,002
Other operating expenses	5,320	7,253	16,443	20,948
Total cost of revenues	108,470	126,628	319,828	343,910

Gross profit	44,253	44,824	113,104	127,641

Selling, general and administrative expenses	35,421	34,701	106,613	98,351
Non-rental depreciation and amortization	1,515	2,286	4,967	7,172

Operating income	7,317	7,837	1,524	22,118

Other income, net	118	253	517	1,032
Interest expense, net	9,026	17,631	51,493	51,858

Loss from continuing operations before tax	(1,591)	(9,541)	(49,452)	(28,708)

Income tax expense	—	—	—	—

Net loss from continuing operations	$(1,591)	$(9,541)	$(49,452)	$(28,708)

Item 7. Financial Statements and Exhibits

(a)                                  Not applicable.

(b)                                 Not applicable.

(c)                                  Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

National Equipment Services, Inc.

Dated: November 5, 2003	By:	/s/ Michael D. Milligan
Michael D. Milligan
Senior Vice President
and
Chief Financial Officer